Exhibit 10.2

July 2, 2015

Thomas G. Dundon

Dear Tom:

The Board of Directors (the “Board”) of Santander Consumer USA Holdings Inc. (the “Company”) appreciates your efforts and contributions over the years. This letter memorializes the terms of your agreed separation.

The parties intend to modify, and have modified, various rights and obligations among themselves in or in connection with this letter. Some of such modifications, including certain agreements to make payments, payments and benefits provided for herein may be effective only upon receipt of certain required regulatory approvals (the “Approval-Effective Modifications”). From and after the date of this letter, no party will seek to assert or enforce any rights or obligations that are the subject of an Approval-Effective Modification to the extent the rights or obligations that are sought to be asserted or enforced are inconsistent with the rights and obligations of the parties that are contemplated to be in effect after the receipt of all such approvals.

1. Resignation

This letter will serve as your resignation as (i) an officer of the Company, (ii) as a director of Santander Holdings USA, Inc. and (iii) as an officer and/or director of any of the Company’s subsidiary companies. The effective date of your resignation will be the close of business on July 2, 2015.

Your resignation will be treated for purposes of your amended and restated employment agreement with Santander Consumer USA Inc. and Banco Santander, S.A., executed as of December 31, 2011 (the “Employment Agreement”), and with respect to any of your outstanding equity-based incentive awards in respect of equity of the Company (any such awards, “equity awards”), as a termination without cause, effective as of the close of business on July 2, 2015. It is the intention of the parties hereto that your resignation be a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

2. Benefits

(a) Subject to Section 3(b) of this letter and the limitations of applicable law, and provided that the Approval-Effective Modifications will be effective only upon receipt of all bank regulatory approvals, if any, necessary for agreeing to make such payments and benefits, Schedule A sets forth all of the payments and benefits that you are entitled to receive under Section 8(f) of your Employment Agreement.

(b) Subject to Section 3(b) of this letter and the limitations of applicable law, and provided that the Approval-Effective Modifications will be effective only upon receipt of all bank regulatory approvals, if any, necessary for agreeing to take such actions, notwithstanding anything to the contrary in an applicable equity incentive plan or award agreement:

(i) your equity awards, including outstanding stock options and restricted stock awards, all of which are set forth on Schedule A, will (except as otherwise indicated on Schedule A) vest in full (to the extent they are unvested) and will become free of restrictions, and all shares acquired upon the exercise of stock options awarded to you in December 2011 under the Santander Consumer USA Inc. 2011 Management Equity Plan will become freely transferable and free of any restrictions on sale,

(ii) your outstanding stock options will remain exercisable until the third anniversary of the date of this letter; provided that prior to September 30, 2015, you may exercise your stock options, in whole, but not in part, and elect to receive within three business days following the date of such exercise for each such option a cash amount equal to the difference between the closing trading price of a share of Santander Consumer USA Holdings Inc. common stock on the New York Stock Exchange as of the date immediately preceding the date of your exercise of the options, and the exercise price of such options, reduced by the amount of any applicable withholding taxes (it being understood that no cash amount shall be paid to you under this clause until three business days after the first day it is legally permissible to do so, that the permission of the Federal Reserve will be requested prior to any cash payment in respect of options and that the Company shall promptly commence using reasonable best efforts to obtain all bank regulatory approvals and any other approvals required by law to make such cash payment and continue to use reasonable best efforts to obtain such approvals until such time as such cash payment in respect of options is made), and

(iii) any service-based vesting requirements applicable your outstanding restricted stock units and deferred cash awards granted to you in respect of your 2014 annual bonus will be waived, and such restricted stock units and deferred cash awards will remain outstanding and will vest and be settled in accordance with the Santander Consumer USA Holdings Inc. Omnibus Incentive Plan and the underlying award agreements, as modified by the terms of this letter, to the extent permitted by applicable law.

(c) The attached Schedule A details the preceding benefits.

3. No Other Benefits; Release Required

(a) No Other Benefits. Except as described in this letter and the attached Schedules, you will have no rights to any further compensation under your Employment Agreement or under any long-term or equity-based compensation plan of the Company. All other benefits, if any, due to you on or after July 3, 2015, shall be determined in accordance with the plans, policies and practices of the Company. You will not participate in any other severance plan, policy or program of the Company. You acknowledge and agree that any other long-term incentive or equity-based awards granted under any Company plan that are not reflected on Schedule A will be forfeited due to your resignation before the relevant vesting date, and you expressly waive any right or claim to those awards. You acknowledge that you will not be entitled to any long-term incentive or equity-based compensation under any Company plan other than the compensation and benefits described in Section 2, above, and that you are not eligible to receive retirement benefits under any defined benefit pension plans of the Company.

(b) Release Required. Notwithstanding any other provision of your Employment Agreement, any Company plan, any equity award agreement or this letter to the contrary, you acknowledge and agree that any and all payments and benefits to which you are entitled under Section 8(f) of your Employment Agreement (other than the “Compensation Payment,” “Vacation Payment,” or “Reimbursement,” each, as defined in your Employment Agreement) and Section 2 of this letter (collectively, the “Release Benefits”) are conditional upon and subject to your execution of a general release and waiver, in the form set forth on Schedule B (the “Release”). If the Release is revoked by you in accordance with Section 13 of the Release, then you will waive all Release Benefits and the terms of this letter, including all Schedules, will be null and void.

(c) Required Approvals. The parties acknowledge that, to the extent that any Approval-Effective Modification by the Company or any of its affiliates set forth in this letter, the Shareholders Agreement or the Loan Agreement is subject to prior bank regulatory approval, no such Approval-Effective Modification will be effective until such approval is obtained (or no longer needed). The Company agrees (1) to use reasonable best efforts to obtain all bank regulatory approvals, if any, and any other approvals required by law to agree to pay and to pay those benefits set forth on Schedule A and as otherwise contemplated herein that are contemplated to be effective upon receipt of all approvals, (2) to continue to use reasonable best efforts to obtain such approvals until all such benefits have been paid, and (3) without limiting the above obligations, pay to you such benefits within three business days after the payment of which has been approved or for which approval is no longer necessary.

4. Continuing Covenants

(a) Subject to the following, you agree that you shall abide by the restrictive covenants set forth in your Employment Agreement.

(b) From and after the date of this letter, no party will make or publish any statements or comments (or authorize any statements to be reported as being attributed to such party) that disparage, or take any other action intended to injure, the reputation, business or goodwill of another party. In furtherance of the foregoing, the Company shall instruct its and its affiliates’ officers, directors, spokespersons and agents to refrain from making any such statements or taking any such action.

(c) The parties agree that the three specified entities set forth on a list mutually agreed between you and the Company on or prior to the date of this letter shall be deemed not to be Competitors (as defined in the Employment Agreement) now or in the future.

(d) You agree that, for a period of twelve months after the date of this letter (the “Transition Period”), you will cooperate as may reasonably be requested by the Company with respect to the transition of duties to the successor Chief Executive Officer of the Company.

(e) During the Transition Period, you agree to act as a consultant and provide reasonable and customary advisory services to the Company at a monthly rate to be mutually agreed by you and the Company, unless earlier terminated by the Company in writing. You further acknowledge and agree that from and after the expiration of the Transition Period, any additional consulting services will be subject to the mutual written agreement of you and the Company.

(f) During the Transition Period, the Company will provide you with an office, reasonable administrative and IT assistance.

(g) The restrictive covenants set forth in Section 10(b) of your Employment Agreement shall not apply to each Exempt Individual from and after the earlier of (i) such Exempt Individual’s Agreed Date and (ii) the date on which the Company terminates the employment of such Exempt Individual. “Exempt Individuals” means the individuals set forth on a list mutually agreed between you and the Company on or prior to the date of this letter, and “Agreed Date” means for each such Exempt Individual the date set forth on such mutually agreed list.

5. Shareholders Agreement Put/Call Matters and Dundon Loan Agreement Matters

(a) Shareholders Agreement Amendment. The parties hereto have concurrently entered into, and caused their respective affiliates, as applicable, to enter into, an amendment to the Shareholders Agreement, dated as of January 28, 2014, by and among the Company, Santander Holdings USA, Inc., DDFS LLC (the “Borrower”), you, Sponsor Auto Finance Holdings Series LP, and, solely for the certain sections set forth therein, Banco Santander, S.A., as amended (the “Shareholders Agreement”) in the form set forth on Schedule C (the “Shareholders Agreement Amendment”).

(b) Call Exercise. The parties agree that this letter constitutes the delivery as of July 3, 2015 of an Employment Call Option Notice (as defined in the Shareholders Agreement) for all purposes under the Shareholders Agreement. The parties further agree that, notwithstanding anything to the contrary set forth in the Shareholders Agreement (including without limitation the Company’s right to revoke its exercise of the Employment Call Option (as defined in the Shareholders Agreement), which right is hereby waived), this letter constitutes an irrevocable Employment Call Option Notice and the obligation to consummate the transaction contemplated by the Employment Call Option Notice (as the terms of such transaction are modified by Section 5(e) below) at the price (the “Call Price”) set forth in Section 1 of the Shareholders Agreement Amendment that is contemplated to be effective upon receipt of all approvals (the “Call Transaction”) shall continue in effect notwithstanding a failure to obtain any bank regulatory approval or other approvals required by law to consummate the Call Transaction. For the avoidance of doubt, nothing contained herein shall limit or otherwise modify Banco Santander, S.A.’s right to become the direct beneficiary under the Employment Call Option as contemplated by Section 3.1(d) of the Shareholders Agreement.

(c) Limitation on Put Right. In the event that the Company or any of its affiliates fail to take any required action to effect the exercise and closing of the call, then the Borrower shall promptly deliver an Employment Put Option Notice. The parties agree that, except as provided in the preceding sentence, the Employment Put Option may not and will not be exercised and is hereby waived. For the avoidance of doubt, the price per share in connection with any such Employment Put Option Notice will equal the Call Price. If an Employment Put Option Notice is delivered in accordance with this Section 5(c), then the provisions of this Section 5 will apply to the transaction contemplated thereby as if it were the Call Transaction.

(d) Efforts to Obtain Regulatory Approval. The parties agree (1) to promptly commence using reasonable best efforts to obtain all required bank regulatory approvals, if any, and any other approvals required by law to agree to and close the Call Transaction and (2) to continue to use reasonable best efforts to obtain such approvals until such time as the Borrower no longer owns any of the shares of Company common stock owned by the Borrower on the date hereof or until such approval is no longer needed to agree to and close the Call Transaction.

(e) Share Dispositions; Liens. In the event that the Call Transaction has not closed prior to October 15, 2015 (the “Call End Date”) other than as a result of a breach of this letter by you or any of your controlled affiliates, including the Borrower, the Borrower will be free at all times after the Call End Date, but, for so long as there is an outstanding balance under the Loan Agreement, subject to (1) the terms of the Amended and Restated Loan Agreement, dated as of July 16, 2014 between the Borrower and Banco Santander, S.A. (as amended concurrently with the execution of this letter, the “Loan Agreement”), including without limitation Sections 2.4(e), 7.8 and 8.2 of the Loan Agreement, and this Section 5 and (2) the proceeds of any sale of Previously Released Shares (as defined in the Pledge Agreement) being paid to the Bank (as defined in the Loan Agreement) to the extent such proceeds would have been paid to the Bank had the Previously Released Shares been Borrower Pledged Equity Interests (as defined in the Loan Agreement), to transfer, sell or otherwise dispose of any or all shares of Company common stock subject to the Employment Call Option Notice, and until the Call End Date the Borrower shall not transfer, sell or otherwise dispose of any shares of Company common stock, other than the pledge by Borrower of some or all of the Previously Released Shares. To the extent any shares of Company common stock are sold in accordance with this Section 5(e), such shares shall cease to be covered by the Employment Call Option Notice and shall no longer be part of the Call Transaction, and the Employment Call Option Notice and Call Transaction shall apply only with respect to the shares of Company common stock still owned by the Borrower. To the extent the Borrower seeks to encumber the Previously Released Shares, the Borrower shall (i) give the Company and the Bank at least five business days written notice of the terms of the proposed encumbrance and (ii) not encumber the Previously Released Shares in any manner that the Company or the Bank reasonably believes would interfere (other than solely as a result of the corresponding encumbrance on the Previously Released Shares) with the closing of the Call Transaction.

(f) Interest. Commencing on the date following the Call End Date, interest will accrue on the Effective Call Price (as defined below) at the Agreed Rate (as defined below); provided that interest will permanently cease to accrue on the last day of the first period of ten (10) consecutive trading days on which the closing price of a share of Company common stock on The New York Stock Exchange (the “NYSE”) exceeds the Call Price. For purposes of this letter, the “Effective Call Price” means the product of (i) the number of shares of Company common stock purchased in the Call Transaction and (ii) the Call Price. For purposes of this letter, the “Agreed Rate” means the overnight interest rate appearing on the LIBOR RATES page as reported by Bloomberg on the third business day preceding the consummation of the Call

Transaction plus 100 basis points. For the avoidance of doubt, in the event that interest is payable under this Section 5(f), such interest will be paid only with respect to those shares of Company common stock ultimately sold in the Call Transaction and not with respect to any shares of Company common stock sold other than pursuant to the Call Transaction.

(g) Loan Agreement Amendment; Other Loan Agreement Matters. The parties hereto acknowledge that they and their respective affiliates are, concurrently with this execution of this letter, entering into an amendment to Loan Agreement in the form set forth on Schedule D and an amendment to the Amended and Restated Pledge Agreement, dated as of December 30, 2011, by and among Borrower, DDFS Partnership LP and Banco Santander, S.A. in the form set forth on Schedule E (as so amended, the “Pledge Agreement”). The parties further agree and acknowledge that (and they will not and will cause their affiliates not to take any action that is inconsistent with the following): (i) pursuant to Section 2.4(f) of the Loan Agreement, to the extent the outstanding balance thereunder at any time exceeds $300,000,000, the Borrower shall immediately repay such excess in cash, and pursuant to Section 1 of the Amended and Restated Limited Guaranty, dated as of December 30, 2011, you shall immediately repay such excess in cash to the extent not immediately repaid by the Borrower; (ii) pursuant to Section 2.4(e) of the Loan Agreement, in the event that the Call Transaction is consummated, the Net Cash Proceeds from such transaction will be reduced by all amounts outstanding or accrued under the Loan Agreement (including principal, interest and fees); and, (iii) if there is an outstanding balance under the Loan Agreement, the Net Cash Proceeds (as defined in the Loan Agreement) of any dispositions of Company common stock pursuant to Section 5(e) above shall be applied in accordance with Section 2.4(e) of the Loan Agreement.

(h) Alternative Structures. Following the date hereof and prior to the consummation of the Call Transaction, the parties will explore potential alternative, tax-efficient transaction structures that achieve substantially similar economic results as the Call Transaction.

6. Press Release

Any press release with respect to the termination of your employment shall be mutually agreed upon by the parties hereto.

7. General Provisions

(a) Interpretation. Capitalized terms used in this letter that are not defined in this letter have the meanings as used or defined in your Employment Agreement. References to Schedules are to the Schedules attached hereto. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” For the avoidance of doubt, notwithstanding that any Schedule may provide for a payment or delivery date with respect to an award or plan in which you participate, if the award or plan would provide for any earlier payment on your death, the award or plan will control in that circumstance. In addition, in the event of your death prior to the payment or provision of benefits described in this letter and the Schedules attached hereto, such payments or benefits will be provided to your estate (in the case of insurance benefits, in accordance with terms of the relevant plan).

(b) Governing Law; Entire Agreement; Amendments; Survival; Miscellaneous. This letter will be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of law. This letter (including the Schedules attached hereto) and your Employment Agreement (and the other agreements referenced herein) constitute the entire agreement between you and the Company regarding the subject matter hereof and thereof and supersede any earlier agreement, written or oral, with respect thereto. This letter represents your and the Company’s mutual agreement with respect to your compensation and benefits under your Employment Agreement, and in the event of any inconsistency between this letter and your Employment Agreement, this letter will control. Except to the extent that this letter supersedes your Employment Agreement, your Employment Agreement will survive in accordance with its terms, provided, however, that the Employment Agreement shall be deemed to have been amended as expressly set forth herein. In the event of any inconsistency between this letter (including the Schedules hereto) and the Shareholders Agreement, this letter will control. In the event of any inconsistency between this letter and the Loan Agreement, the Loan Agreement will control. This letter may be amended only in writing, signed by the parties hereto.

(c) Communications. The Company and each of its affiliates will provide to you promptly copies of all written communications, and written summaries of all oral communications, with all regulatory authorities to the extent relating to you and the approval of any matters that are the subject of this letter, including without limitation, the Approval-Effective Modifications, provided that notwithstanding the foregoing, the Company and its affiliates may redact or not provide such communications and summaries to the extent the Company and its affiliates reasonably believe that such material constitutes bank supervisory material. Notwithstanding the foregoing, the Company and its affiliates shall at all times keep you reasonably informed regarding the process of seeking and obtaining any regulatory approvals related to the subject matter of this letter, including without limitation, the Approval-Effective Modifications.

*            *             *

If you agree that this letter appropriately represents our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

Very truly yours,

SANTANDER CONSUMER USA HOLDINGS INC.

By:	/s/ Eldridge A. Burns, Jr.
Name: Eldridge A. Burns, Jr.
Title: Chief Legal Officer/Secretary

SANTANDER CONSUMER USA INC.

By:	/s/ Eldridge A. Burns, Jr.
Name: Eldridge A. Burns, Jr.
Title: Chief Legal Officer/Secretary

BANCO SANTANDER, S.A.

By:	/s/ José Antonio Alvarez
Name: José Antonio Alvarez
Title: Chief Executive Officer

Solely for purposes of Section 5 of this letter,

SANTANDER HOLDINGS USA, INC.

By:	/s/ Scott E. Powell
Name: Scott E. Powell
Title: Chief Executive Officer

[Signature Page to Resignation Letter and Separation Agreement]

Accepted and agreed:

/s/ Thomas G. Dundon
Thomas G. Dundon

DDFS LLC

By:	DDFS Partnership LP,
its Sole Member

By:	Dundon Management Company, LLC,
its General Partner

By:	/s/ Thomas G. Dundon
	Name:	Thomas G. Dundon
	Title:	President

[Signature Page to Resignation Letter and Separation Agreement]

Schedule A

The payment of the benefits set forth in this Schedule A is subject the prior receipt of bank regulatory approvals and any other approvals required by law.

Payment or Benefit	Amount/Time Period	Payment Date
Accrued and unpaid portion of executive’s base salary through the employment termination date and, subject to any deferral elections made by the executive, any bonus payable for preceding fiscal year that has otherwise not already been paid (the “Compensation Payment”)	To be determined in accordance with Employment Agreement	To be paid by the 30th day following termination of employment
Accrued but unused vacation days (the “Vacation Payment”)	To be determined in accordance with Employment Agreement	To be paid by the 30th day following termination of employment
Reimbursement for business travel and other expenses to which the executive is entitled under the Employment Agreement (the “Reimbursement”)	To be determined in accordance with Employment Agreement	To be paid by the 30th day following termination of employment
Sum of (i) 100% of base salary multiplied by a fraction, the numerator of which is the number of days during the fiscal year up to and including the employment termination date and the denominator of which is 365, and (ii) two times the sum of annual base salary and target annual bonus	$12,163,171	Subject to bank regulatory approval, any other approvals required by law and applicable law, to be paid in a lump sum by the 60th day following termination of employment, subject also to the six month delay under Section 409A
Benefit continuation (including life, long-term disability and other fringe benefits) and indemnification until the third anniversary of the employment termination date or, with respect to health insurance, the 18-month anniversary of termination	Benefits to be provided in-kind	Subject to bank regulatory approval any other approvals required by law and applicable law, benefits to be provided for the time period specified in Section 8(h) of the Employment Agreement

Award	Number of Shares of Company Common Stock (“Shares”) or Amount of Cash Subject to Award	Effect of Termination of Employment
Stock options granted pursuant to the Santander Consumer USA Inc. 2011 Management Equity Plan (the “MEP”) in December, 2011	Options on 6,087,606 Shares exercised	Subject to bank regulatory approval, any other approvals required by law and applicable law, the forfeiture obligations applicable to Options, and lock-up restriction(s) applicable to Shares subject to such stock options, waived by the Company
Stock options granted pursuant to the MEP in January, 2014	759,773 Shares	Subject to bank regulatory approval, any other approvals required by law and applicable law, all stock options vest in full (to the extent not vested) and remain exercisable until the third anniversary of the employment termination date
Restricted Shares granted pursuant to the Santander Consumer USA Holdings Inc. Omnibus Incentive Plan (the “Plan”) in December, 2013	306,304 Shares	Subject to bank regulatory approval, any other approvals required by law and applicable law, all restricted shares vest in full upon termination of employment
Restricted Stock Units granted pursuant to the Plan in respect of 2014 annual bonus	50,614 Shares	Subject to bank regulatory approval, any other approvals required by law and applicable law, any service-based vesting requirements applicable to the restricted stock units waived by the Company, and restricted stock units will remain outstanding and will vest and be settled in accordance with the Plan and the underlying award agreements (as modified by the terms of this letter)
Restricted Stock Units granted pursuant to the Plan as part of the Banco Santander Performance Shares Corporate Plan for 2014	22,500 Shares	Subject to bank regulatory approval, any other approvals required by law and applicable law, vesting and other terms of RSUs subject to the terms and conditions of the Restricted Stock Unit Award Agreement, dated as of June 17, 2015

Award	Number of Shares of Company Common Stock (“Shares”) or Amount of Cash Subject to Award	Effect of Termination of Employment
Deferred Cash Award granted pursuant to the Plan in respect of 2014 annual bonus	$1,152,000	Subject to bank regulatory approval, any other approvals required by law and applicable law, any service-based vesting requirements waived by the Company, and will be settled in accordance with the Omnibus Incentive Plan (as modified by the terms of this letter)

Schedule B

General Release

THIS GENERAL RELEASE is entered into among Santander Consumer USA Inc., an Illinois corporation (“Employer”), Santander Consumer USA Holdings Inc., a Delaware corporation (“SCUSA Holdings”), Banco Santander, S.A., a Spanish sociedad anónima (together with SCUSA Holdings and Employer, the “Employer Group”), and Thomas G. Dundon (the “Employee”) as of the            day of 2015. The Employer Group and the Employee agree as follows:

1. Employment Status. The Employee’s employment with the Employer Group shall terminate effective as of July    , 2015.

2. Payment and Benefits. Upon the effectiveness of this Release as set forth in Paragraphs 12 and 13 hereof, Employer shall provide the Employee with the payments and benefits set forth in Paragraph 8 of the Amended and Restated Employment Agreement among members of the Employer Group and the Employee, dated as of December 31, 2011 (as amended from time to time, the “Employment Agreement”) and Section 2 of the letter agreement between Employee and Santander Consumer USA Holdings Inc., Santander Consumer USA Inc., Banco Santander, S.A., and Santander Holdings USA, Inc., dated July [●], 2015 (the “Letter”).

3. No Liability. This Release does not constitute an admission by the Employer Group, or any of their subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Employee, of any unlawful acts or of any violation of federal, state or local laws.

4. Employee Release. In consideration of the payments and benefits set forth in Paragraph 8 of the Employment Agreement and Section 2 of the Letter, the Employee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Employee Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Employer Group and each of their subsidiaries, affiliates, shareholders, controlling persons, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Employer Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether pursuant to contract or in law or equity or otherwise and whether arising under any and all federal, state, local, county and/or municipal statutes, regulations, rules, and/or ordinances, including, without limitation, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Equal Pay Act of 1962, Chapter 21 of the Texas Labor Code and Section 451 of the Texas Labor Code and/or claims under the Constitutions of the United States and/or the State of Texas or any other unlawful criterion or circumstance, which Employee Releasors had, now have, or may have or claim to have in the future against each or any of the Employer Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release (the “Employee Released Claims”); provided, however, that nothing herein shall release the Company from (i) any obligation under Paragraphs 6(d), 6(e), 8, 17 or 23 of the Employment Agreement, as modified by the Letter, (ii) any obligation under Section 2 of the Letter, (iii) any right of indemnification or to director and officer liability insurance coverage under any Company organizational documents or at law under any plan or agreement and applicable to Executive or (iv) any obligations or restrictions under the Dundon Investment Agreement, the Purchase Agreement or the Shareholders Agreement (as such terms are defined in the Employment Agreement) and nothing herein shall impair the right or ability of any party thereto to enforce such provisions in accordance with the terms of the Dundon Investment Agreement, the Purchase Agreement or the Shareholders Agreement. Nothing in this Release is intended to interfere with the Employee’s right to make a complaint or claim with a federal or state administrative agency including, for example, the National Labor Relations Board, the Equal Employment Opportunity Commission or the Texas Workforce Commission. However, by executing this Release, the Employee hereby waives the right to recover in any proceeding that the Employee may bring before the Equal Employment Opportunity Commission or any federal or state administrative agency or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Employee’s behalf. In addition, this release is not intended to interfere with the Employee’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding the Employee’s specific representation to the Employer Group that he has entered into this Agreement knowingly and voluntarily and that he has been advised by the Employer Group to consult with an attorney of his choice regarding same.

5. Employer Release. The Employer Group on behalf of itself and its subsidiaries, affiliates, divisions, successors, assigns, officers, directors, agents, partners and current and former employees (collectively, the “Employer Releasors” and together with the Employee Releasors, the “Releasing Parties”) agrees to and does hereby irrevocably and unconditionally release, acquit and forever discharge the Employee, and his heirs, executors, administrators, representatives, successors and assigns (hereinafter collectively referred to as the “Employee Releasees”), with respect to and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any kind whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Releasors had, now have, or may have or claim to have in the future against each or any of the Employee Releasees by reason of any matter, course or thing whatsoever from the beginning of the world until the date of execution of this Release (the “Employer Released Claims” and, together with the Employee Released Claims, the “Released Claims”); provided, however, that nothing herein shall release the Employee from (i) obligations or restrictions arising under or referred to or described in the Employment Agreement, as modified by the Letter (including, but not limited to, the obligations and restrictions set forth in Section 4 of the Letter), and nothing herein shall impair the right or ability of Employer to enforce such provisions in accordance with the terms of the Employment Agreement, (ii) any claims arising out of the Employee’s fraud or willful misconduct in connection with the conduct of the business of the Employer Group or (iii) any obligations or restrictions under the Dundon Investment Agreement, the Purchase Agreement or the Shareholders Agreement (as such terms are defined in the Employment Agreement) and nothing herein shall impair the right or ability of any party thereto to enforce such provisions in accordance with the terms of the Dundon Investment Agreement, the Purchase Agreement or the Shareholders Agreement.

6. No Additional Facts; Bar. Each of the Releasing Parties hereby expressly waives any rights such Releasing Party may have under the statutes of any jurisdiction or common law principles of similar effect, to preserve Released Claims that such Releasing Party does not know or suspect to exist in such Releasing Party’s favor at the time of executing this Release. Each of the Releasing Parties understands and acknowledges that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the claims released herein, and agrees that this release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts. Should any Releasing Party discover that any fact relied upon in entering into this release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, no Releasing Party shall be entitled to any relief as a result thereof, and the undersigned surrenders any rights it might have to rescind this release on any ground. This release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever. The Employee acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Employer Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Employer Releasee may recover from the Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees. The Employer Group acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any of the Employee Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 5 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Employee Releasee may recover from Employer all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

7. Restrictive Covenants. The Employee acknowledges that the provisions of Paragraphs 9, 10, 11 and 12 of the Employment Agreement, as modified by the Letter (including, but not limited to, Section 4 of the Letter) shall continue to apply pursuant to their terms notwithstanding the termination of the Employment Agreement.

8. No Assignment of Released Claims. Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

9. Severability. If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

10. Amendment. This Release may not be amended, modified or waived except in a writing signed by the party against whom any such amendment, modification or waiver is sought to be enforced.

11. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles.

12. Acknowledgment. The parties hereto have read this Release, understand it, and voluntarily accept its terms, and the Employee acknowledges that he has been advised by Employer to seek the advice of legal counsel before entering into this Release, and has been provided with a period of twenty-one (21) days in which to consider entering into this Release.

13. Revocation. The Employee has a period of seven (7) days following the execution of this Release during which the Employee may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired. If, within the ten (10) day period following such expiration, Employer or Parent fails to execute this Release, then this Release shall become null and void and have no force or effect.

14. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

Thomas G. Dundon

SANTANDER CONSUMER USA INC.

By:
Name:
Title:

SANTANDER CONSUMER USA HOLDINGS INC.

By:
Name:
Title

BANCO SANTANDER, S.A.

By:
Name:
Title:

Schedule C

Shareholders Agreement Amendment

Schedule D

Loan Agreement Amendment

Schedule E

Pledge Agreement Amendment